EXHIBIT 5.1

[LETTERHEAD OF KATTEN MUCHIN ROSENMAN LLP]

April 26, 2010

Phillips-Van Heusen Corporation
200 Madison Avenue
New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel to Phillips-Van Heusen Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale (the “Offering”) by the Company of up to 5,750,000 shares of common stock, par value $1.00 per share, including 750,000 shares subject to the Underwriters’ (as hereinafter defined) option to purchase additional shares (the “Common Shares”), pursuant to that certain Purchase Agreement dated April 22, 2010 (the “Purchase Agreement”), by and among the Company  and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as Representatives for the underwriters named on Schedule A thereto (the “Underwriters”).

The Common Shares have been offered for sale pursuant to a prospectus supplement, dated April 22, 2010 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on April 26, 2010, to a prospectus dated April 20, 2010 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-166190) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, as amended; (ii) certain resolutions adopted by the Board of Directors of the Company relating to the terms and sale of the Common Shares and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Common Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and (vii) the Purchase Agreement has been duly authorized and validly executed and delivered by the Underwriters.

Based upon such examination and review and the foregoing assumptions, we are of the opinion that when issued and paid for by the Underwriters as contemplated by the Purchase Agreement, the Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company on even date herewith and to the use of our name in the Prospectus under the caption Legal Matters. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

= "LAST PAGE ONLY"  =  0,  =  1) 0 = 1